PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
July 18, 2022	(804) 217-5897

DYNEX CAPITAL, INC. ANNOUNCES CFO LEADERSHIP TRANSITION

Stephen J. Benedetti to step down after 28 years of service and Robert S. Colligan appointed CFO

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) (the "Company”) announced today that Stephen J. Benedetti, Executive Vice President, Chief Financial Officer, Chief Operating Officer, and Secretary will step down from his positions with the Company, effective as of the close of business on August 5, 2022. Robert S. Colligan will succeed Mr. Benedetti, and become the Company's Executive Vice President, Chief Financial Officer and Secretary, effective as of the close of business on August 5, 2022. Mr. Benedetti will continue his employment with the Company through August 31, 2022, to transition his duties and responsibilities and assist with various projects. Mr. Benedetti has served as the Company’s CFO since 2008. Mr. Colligan will join Dynex on July 18, 2022.

“On behalf of the entire management team and the Board, I want to thank Steve for his 28 years of service at the Company and for his significant contributions towards the growth and success of our business,” said Byron L. Boston, the Company's Chief Executive Officer and Co-Chief Investment Officer. “Steve has been a valuable business partner to me and played a key role in building the Company into the successful business that it is today. He will be missed by all of us. We are very pleased that Steve will be available to assist with a smooth transition of the CFO role and we wish him the very best.”

Mr. Benedetti noted, "I have enjoyed my time working side-by-side with the many talented colleagues at Dynex. I am confidently turning over the finance department reins to Rob Colligan, who has significant experience to serve Dynex well into the future. It also has been a pleasure working with investors and analysts over the last 28 years. I have appreciated the many insightful questions as we have grown Dynex into the successful company that it is today. Finally, I want to express my sincere thanks to Byron and Smriti. It has been a privilege to work with them and I look forward to watching Dynex continue to grow and succeed under their leadership."

Mr. Boston added, “I am excited about this transition at Dynex Capital, which is part of the Company’s ongoing focus on prudent succession planning and stewardship of our shareholders’ capital. Rob’s appointment continues the Company’s long-standing efforts to build a team of exceptional, well-experienced professionals. Rob is an excellent fit for Dynex Capital, bringing impressive financial experience and broad industry knowledge from his years at Chimera, Starwood, and Bear Stearns. We are confident that Rob will enhance our outstanding team-oriented and ethical culture as we continue to navigate a very complex macro-economic landscape. We welcome Rob as a valuable addition to Dynex and we look forward to benefiting from Rob’s extensive skills and talent as a key member of the executive team.”

Mr. Colligan, 51, joins the Company after serving as the Chief Financial Officer at Chimera Investment Corporation, a real estate investment trust with a focus on residential mortgage loans, asset securitization, and mortgage-related securities. Mr. Colligan previously served as Controller at Starwood Capital Group. Earlier in his career, Mr. Colligan worked for Merrill Lynch and Bear Stearns on financial reporting, strategy and investor relations matters. Mr. Colligan began his career at PricewaterhouseCoopers serving audit clients and later served tax clients from the firm’s national tax department. Mr. Colligan received a Masters in Taxation from George Washington University and a Bachelor of Science degree in accounting from Villanova University. Mr. Colligan is a Certified Public Accountant.

About Dynex Capital

Dynex Capital, Inc. is a financial services company committed to ethical stewardship of stakeholders' capital; employing comprehensive risk management and disciplined capital allocation to generate dividend income and long-term total returns through the diversified financing of real estate assets in the United States. Dynex operates as a REIT and is internally managed to maximize stakeholder alignment. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Forward Looking Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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